Office of the Chief  Accountant
Securities  and Exchange  Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


October 19, 2000


Dear Sir/Madam:

We have read paragraphs three and four of Item 4 included in the Form 8-K/A dated October 19, 2000 of Wilshire Financial Services Group Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

Arthur Andersen LLP






cc:      Bruce Weinstein, Wilshire Financial Services Group
         Peter Fishman, Director of Audit Committee